Exhibit 10.2

Strictly Private and Confidential

Fred Stephan	June 2019

-- By email/ in-person –

Offer of employment

Dear Fred,

I am pleased to confirm the terms and conditions of your offer.

Position: You will be employed by Bemis Company, Inc. (“Amcor”) as Business Group President, Amcor Flexibles North America, reporting to me and be based in Oshkosh, Wisconsin initially although it is anticipated that this role will migrate to the Chicago area around 18 months after close.

Start Date: Your first day of employment with Amcor will be 11th June 2019.

Salary: Your base salary will be US$800,000 annually, which will be paid in accordance with Amcor’s standard payroll practices. Your salary will be reviewed annually on a date selected by Amcor. Salaries are adjusted at Amcor’s sole discretion to take into account the company performance, your individual performance and market and industry conditions.

Management Incentive Plan (MIP): You will be eligible to participate in the MIP (annual cash bonus plan) during each Amcor fiscal year, which begins on July 1st annually. Your incentive opportunity is targeted at 75% of your salary with payouts ranging from 0% to 150% based on individual and company performance. The terms of the MIP are described in the relevant governing documents applicable to that plan, and may be modified by Amcor from time to time in its sole discretion.

Management Incentive Plan – Equity (EMIP): You will be also be eligible to participate in the EMIP which provides an award of time restricted share rights (rights to Amcor plc shares) to the value of 50% of the cash MIP paid to you each year. Under the terms of the EMIP as currently in effect, these share rights become available to you two years from the date of grant, provided you remain employed with Amcor through the vesting date. The terms of the EMIP are described in the relevant governing documents applicable to that plan, including the 2019 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), and may be modified by Amcor from time to time in accordance with the EMIP.

Long term Incentive Plan (LTIP): You will be eligible to participate in the LTIP (annual executive equity plan). The number of shares subject to the LTIP grant made to you will have a grant date fair value equal to 200% of your salary and will consist of a grant of share options and performance shares. The vesting of these awards is subject to certain performance conditions and you remaining with Amcor during the period of the plan through the vesting date. The terms of the LTIP are described in the relevant terms applicable to that plan, including the 2019 Omnibus Incentive Plan, and may be modified by Amcor from time to time in accordance with the LTIP.

Benefits: Your current benefits will remain unchanged throughout 2019. These benefits will be reviewed in due course. You will be informed of any changes at the time.

Company Car: You will be eligible to receive a company car or car allowance in accordance with the rules of the Company Car Program. You will be responsible for any personal income tax obligations arising on this allowance.

Vacation: You will be eligible for vacation consistent with the policy at your primary work location.

Holidays: You will observe and be paid for holidays recognized at your primary work location

Tax Matters, Withholding: Unless otherwise noted, all forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Compliance with policies: As a condition of your employment, Amcor expects you to comply with all standards, policies and procedures (as amended from time to time) including, but not limited to, anti-bribery and corruption, behavioural standards and governance, competition compliance, code of conduct and ethics, health and safety, use of confidential information, intellectual property, minimum shareholding, share trading, privacy and other policies. These policies will be made available to you through the intranet.

Restrictive Covenants: As a condition of your employment and participation in various incentive plans, you will be asked to sign the Employee Confidentiality, Loyalty, Non-Compete and Invention Agreement attached hereto.

Termination: You may terminate your employment by giving not less than 3 months’ written notice, unless Amcor agrees to accept a shorter period of notice (although no payment will be made to you on account of any period waived). Amcor may terminate your employment at any time, with or without notice or Cause. However, in the event your employment is terminated by Amcor, other than for Cause or following your Disability (each as defined in the Severance Plan, a copy of which is provided with this offer letter) or following your death, you will be eligible to participate in Amcor’s Severance Plan, and be eligible to receive severance benefits equivalent to 12 months’ base salary. Any severance benefits will be payable subject to your execution of a general release and such other documents as the company may reasonably request and your compliance with the terms of this offer letter and any obligations under the Severance Plan.

Sincerely,

/s/ Ron Delia
Ron Delia Chief Executive Officer For and on behalf of Amcor

•	OFFER ACKNOWLEDGEMENT AND ACCEPTANCE

I hereby acknowledge receipt of this employment offer and attachment and accept the position as Business Group President – Amcor Flexibles North America with Bemis Company, Inc. (“Amcor”). I acknowledge that this employment offer letter (along with the final form of any referenced documents) represents the entire agreement between Amcor and I, and that no verbal or written agreements, promises or representations that are not specifically stated in this employment offer letter, are or will be binding upon Amcor.

/s/ Fred Stephan	6-21-19
Fred Stephan	Date

ATTACHMENT 1

EMPLOYEE CONFIDENTIALITY, LOYALTY, NON- COMPETE AND INVENTION AGREEMENT

I understand that this Agreement covers a number of matters of vital importance to Amcor Plc (“AMCOR”) and its parent, subsidiaries, and affiliates (all of which, together with AMCOR, are referred to as the “Company”), enabling it to protect its competitive interests and also the interests of all employees of the Company. I also understand that my employment, access to confidential information, continued and future employment and compensation, and consideration for future increases in compensation are dependent on my agreement to the terms and conditions set forth below. Accordingly, I agree as follows:

1.	Confidentiality. I agree that during my employment by AMCOR and after my employment terminates with AMCOR for any reason, I will not disclose to any person or entity or to the public, and I will not use for my own personal benefit or the benefit of anyone else, including but not limited to a competitor or customer of the Company, any of the following information that I become aware of during my employment by AMCOR, which is hereafter referred to as “Confidential or Protected Information”: (a) confidential, proprietary, or trade secret information of the Company, including but not limited to all information which is related in any fashion to the Company’s business, operations, finances, products, machinery and equipment, suppliers, customers, manufacturing processes and technology, research, development, prototype or developmental bottle and/or preform samples, engineering, marketing or sales; (b) other information related in any fashion to the Company where such information is of significant value to the Company, or is regarded by the Company as confidential, or where the law protects such information from disclosure; and (c) confidential, proprietary or trade secret information of another person or entity provided to the Company. I understand this description of “Confidential or Protected Information” includes all such information in any and all forms, whether written, oral or electronic, or on a computer, tape, disk or in any other form, and includes all originals, copies, portions, and summaries of all such information. I understand that the only exceptions to the provisions set forth in this paragraph are: (i) where necessary for me to faithfully perform my duties as an employee of AMCOR or for other Company employees to faithfully perform their duties for the Company; (ii) where such information is widely known in the industry; and (iii) where I have the express, prior written permission of AMCOR’s Vice President and General Counsel. Moreover, the provisions of this paragraph shall not apply if a disclosure of Confidential or Protected Information is necessary for me to comply with any legal obligation in which event I will notify AMCOR’s Vice President and General Counsel prior to any such disclosure. I also agree not to use or disclose any confidential information of any of my prior employers for the benefit of the Company and to continue to abide by all confidentiality agreements I may have with my prior employers. I further agree not to bring onto the Company’s premises, or electronically transmit, any documents incorporating confidential information of any prior employer.

2.	Company Property. I agree not to remove from the Company’s premises, or electronically transmit, any Company property, including but not limited to documents, records, or materials containing any Confidential or Protected Information. Upon termination of my employment with the Company for any reason, I will return to the Company all Company property in my possession, custody, or control. Company property includes, but is not limited to, my work product and the work product of other Company employees as well as all documents, records, and materials (whether originals, copies, portions, or summaries) containing any Confidential or Protected Information. I understand that the only exceptions to these prohibitions are: (a) when necessary for me to faithfully perform my duties as an employee of AMCOR or for other Company employees to faithfully perform their duties for the Company; and (b) with the express, prior written authorization of AMCOR’s Vice President and General Counsel.

ATTACHMENT 1

3.	Inventions. I agree to communicate at once to AMCOR, all inventions, ideas and improvements (including those in the formative stages) which I conceive, make or discover (whether alone or in conjunction with others) during the period of my employment by AMCOR that may relate in any way to the business, processes, manufacturing operations, products, research, product development, engineering, machinery or plans of the Company (hereafter referred to as “Inventions”). Such Inventions shall be the exclusive property of AMCOR without any obligation on the part of AMCOR or the Company to make any payment to me in addition to my regular salary or wages. I will, at the request of AMCOR either during or after termination of my employment, execute patent and copyright applications, powers of attorney, and assignments relating to such Inventions and will take all such other actions as AMCOR or the Company may reasonably request to maintain and protect them. AMCOR will pay all costs and charges incurred in protecting such inventions and improvements if it desires to protect them. I understand that this paragraph does not require the assignment of any invention which meets all of the following conditions: (i) no equipment, supplies, facilities or Confidential or Protected Information of the Company was used in its development; (ii) it was developed entirely on my own time; (iii) it does not relate to the Company’s business or to the Company’s actual or clearly anticipated research and development programs; and (iv) it does not result from any work performed by me for the Company. I understand that I am obligated to disclose to AMCOR before commencing my employment and upon signing this Agreement, any inventions that I made prior to my employment by AMCOR and that were not assigned to my prior employer. I will disclose to AMCOR promptly, and in any event prior to any publication, any publishable articles or public presentations that I write or prepare during my employment or that relate to Inventions that I made during my employment. I may not publish such articles or give such presentations without the prior written approval of AMCOR’s Vice President and General Counsel. The Company shall have the exclusive copyright to any such articles and presentations, unless a third party in receipt of my article or presentation requires its own exclusive copyright, in which case the Company must give its consent to such publication.

4.	Non-Sollicitation and Non-Competition. (a) I agree that during my employment with AMCOR, I will communicate with the Company’s customers and suppliers only for the benefit of the Company and not for my own personal benefit or the benefit of any other person or entity. I further agree that for a period of twelve (12) months after my employment terminates with AMCOR for any reason, I will not directly or indirectly: (i) solicit, accept or help others to accept, the packaging business of any customer of the Company; (ii) induce or seek to influence any customer or supplier of the Company to discontinue, modify, or reduce its business relationship with the Company; (iii) assist or cause any person or entity to engage in any of the above actions. (b) I also agree that during my employment with the Company and for a period of twelve (12) months after my employment terminates for any reason, I will not directly or indirectly: (i) solicit or contact any of the Company’s employees for the purpose of employing them or causing them to leave the employ of the Company or to become employed by another person or entity; (ii) employ or engage any employee of the Company; or (iii) become employed by, consult with or render services to: (a) any business entity that develops, produces or sells packaging, or has plans to do so within such twelve (12) month period, in any country in which the Company develops, produces or sells flexible packaging, when such position involves any similar responsibilities to any position I occupied at AMCOR or where it is likely that I will use or disclose Amcor’s confidential information or trade secrets in such position, or (b) any customer that you or any of your direct reports solicited, serviced, or were assigned to or responsible for, during the three years preceding the termination of your employment with the Company for any reason. If you are uncertain whether a particular customer is covered by this provision, you may contact the Company for clarification.

5.	Injunction. I acknowledge that any breach of any of the provisions of this Agreement would cause irreparable harm to the Company. Accordingly, in the event of such a breach or threatened breach, the Company shall be entitled to a temporary restraining order and other forms of injunctive and equitable relief from a court of law without the requirement of posting a bond or other security in court in addition to any other rights and remedies, including compensatory and punitive damages

ATTACHMENT 1

6.	Jurisdiction; forum selection; choice of laws. In any judicial proceeding for a breach or threatened breach of this agreement, I consent to the jurisdiction of the state and federal courts in the state of Wisconsin, agree not to commence an action relating to this agreement in any state other than Wisconsin or in any other location or country, agree not to seek to move or transfer a judicial proceeding brought by Amcor or the company to a different court, waive my right to trial by jury, and agree that service of legal process and other legal papers by ordinary mail or overnight express courier to my residence or work address shall be good and sufficient service. I also agree that the validity, interpretation, construction, performance, and enforcement of this agreement will be governed solely by the internal laws of Wisconsin and not by the laws of any other state, territory, province, or country.

7.	No Conflicting Obligations. I represent that I am not a party to any agreements that conflict with the rights of the Company under this Agreement. I will advise the Company of any such agreement with a prior employer before I commence employment with the Company or, if I have already commenced employment, before I sign this Agreement. I agree to abide by and honor any such agreement with a prior employer to the full extent such agreement is enforceable.

8.	Miscellaneous Provisions. The provisions of this Agreement shall survive the termination of my employment and govern my conduct and actions after my employment with AMCOR has terminated for any reason. If any provision of this Agreement is declared by a court to be invalid or unreasonable, I agree that the court should interpret or modify the provision in a manner that affords the Company the most protection allowed by law. If any provision of this Agreement is declared by a court to be void, illegal or invalid for any other reason, such provision shall be severed from this Agreement and the remaining provisions shall remain in full force and effect. If I become employed by any subsidiary or affiliate of AMCOR or by its parent corporation or any of the subsidiaries or affiliates of AMCOR’s parent, or if I become employed by a successor of AMCOR’s business, I agree that this Agreement shall be binding upon me in all respects and that the new employer’s name shall be substituted for AMCOR throughout this Agreement, unless I execute a new agreement with such new employer which specifically amends, terminates or supersedes this Agreement. This Agreement may not be modified, waived, or terminated unless such modification, waiver, or termination is agreed to in a writing signed by me and AMCOR. The failure of the Company to enforce any provision of this Agreement or to act promptly after a breach shall not be deemed a waiver of any of AMCOR’s or the Company’s rights. This Agreement is for the benefit of and is binding upon AMCOR’s and the Company’s agents, successors and assigns, as well as my heirs, executors, representatives, and agents. This is the entire agreement of the parties and supersedes all prior and contemporaneous agreements, understandings, and representations of the parties pertaining to the subject matter set forth in this Agreement. The titles of each section of this Agreement are for the convenience of the parties only and are not part of the Agreement. The provisions of this Agreement are in addition to my duties of loyalty imposed by law.

ACKNOWLEDGEMENT AND ACCEPTANCE

I have read this Agreement and I acknowledge, understand, and agree to all of the terms, conditions, and representations.

/s/ Fred Stephan	6-21-2019
Fred Stephan	Date